Exhibit 99.1
FOR IMMEDIATE RELEASE
Press Contacts:
Peter Olson
BUSINESS OBJECTS
+1.408.953.6320
peter.olson@businessobjects.com
Philippe Laguerre
BUSINESS OBJECTS
+33.1.41.25.38.15
philippe.laguerre@businessobjects.com
Investor Contact:
John Ederer
BUSINESS OBJECTS
+ 1.408.953.6064
john.ederer@businessobjects.com
BUSINESS OBJECTS ANNOUNCES INTENT TO ACQUIRE
ARMSTRONG LAING LIMITED
Business Objects Expands Enterprise Performance Management Portfolio with
Leading Profitability Management and Activity Based Costing Solutions
SAN JOSE, Calif. and PARIS – Sept. 12, 2006 – Business Objects (Nasdaq: BOBJ; Euronext Paris ISIN code: FR0004026250 — BOB), the world’s leading provider of business intelligence (BI) solutions, today announced that it has entered into a definitive agreement to acquire privately-held Armstrong Laing Limited, trading as “ALG Software,” a leading provider of profitability management and activity based costing solutions.
The acquisition will be an all-cash transaction of approximately £30 million GBP (approximately $56 million USD at current exchange rates) for all outstanding shares of ALG Software by Business Objects (U.K.) Limited, a Business Objects wholly owned U.K. subsidiary, and will be accounted for under the purchase method of accounting. The acquisition is subject to regulatory approvals and other customary closing conditions, and is expected to be completed in the fourth quarter of 2006. Total revenue for ALG Software was approximately $19 million for its fiscal year ended January 31, 2006.
ALG Software is a global provider of enterprise performance management (EPM) software that is used for profitability management, activity based costing, predictive planning, and strategic
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Business Objects Announces Intent To Acquire Armstrong Laing Limited

business performance measurement. The company has more than 400 customers worldwide, including American Express, British Airways, British Telecom, Heineken, HSBC, Royal Bank of Scotland, US Department of Labor, and WHSmith. ALG Software’s profitability management and activity based costing solutions represent a fast-growing segment of the EPM market and complement the existing Business Objects EPM solutions.
“Today’s announcement is terrific news for our customers – by adding ALG Software’s profitability management solutions to our EPM and BI offerings, we will provide our customers with a powerful arsenal for building high impact performance management solutions,” said John Schwarz, CEO of Business Objects. “The EPM market is in the midst of rapid change, and with this acquisition we will continue to play a leading role in shaping the market. This acquisition is another milestone in our long term corporate strategy around EPM.”
“The combination of Business Objects and ALG Software makes perfect sense, from both a company perspective and from the perspective of our customers,” said Mike Sheratt, founder and CEO of ALG Software. “ALG Software brings to Business Objects a strong solutions portfolio, as well as talented management, development, and sales teams with proven track records. We are excited about the future direction of enterprise performance management at Business Objects, and feel ALG can help play a key role in its success.”
About ALG Software
ALG Software is a global provider of performance management solutions to Global 5000 enterprises and leading government agencies. ALG provides a single solution for activity-based costing and performance measurement to link operational and financial perspectives. This gives organizations increased visibility into past, present and future performance together with an insight into causes and effects so they can constantly improve their future performance. Founded in 1990, ALG Software has its North American headquarters in Atlanta, Georgia, with EMEA headquarters in Knutsford, UK, and additional offices and agents worldwide. More information is located at www.algsoftware.com.
About Business Objects
Business Objects is the world’s leading business intelligence (BI) software company, with more than 39,000 customers worldwide, including over 80 percent of the Fortune 500. Business Objects helps organizations of all sizes create a trusted foundation for decision making, gain better insight into their business, and optimize performance. The company’s innovative business intelligence suite, BusinessObjects™ XI, offers the BI industry’s most advanced and complete solution for performance management, planning, reporting, query and analysis, and enterprise information management. BusinessObjects XI includes the award-winning Crystal line of reporting and data visualization software. Business Objects has also built the industry’s
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Business Objects Announces Intent To Acquire Armstrong Laing Limited

strongest and most diverse partner community, and offers consulting and education services to help customers effectively deploy their business intelligence projects.
Business Objects has dual headquarters in San Jose, Calif., and Paris, France. The company’s stock is traded on both the Nasdaq (BOBJ) and Euronext Paris (ISIN: FR0004026250 — BOB) stock exchanges. More information about Business Objects can be found at www.businessobjects.com.
Forward Looking Statements
This document contains forward-looking statements that involve risks and uncertainties concerning Business Objects’ products and services, ALG Software’s EPM solutions, the closing of the transaction and the timing thereof, the benefits to customers from the acquisition, Business Objects’ position in the EPM market, and impact of the transaction on Business Objects’ financial results. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. The potential risks and uncertainties include, among others: the tax impact of the acquisition on Business Objects, the outcome of regulatory reviews of the transaction and the ability of the parties to complete the proposed transaction, Business Objects’ ability to retain ALG Software’s employees, and Business Objects’ ability to realize other financial benefits from the proposed acquisition. More information about potential factors that could affect Business Objects’ business and financial results is included in Business Objects’ Form 10-Q for the quarter ended June 30, 2006 and Business Objects Form 10-K for the year ended December 31, 2005, which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. Business Objects is not obligated to and does not undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this document.
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The Business Objects logo, BusinessObjects, Crystal Reports, Intelligent Question, and Xcelsius are trademarks or registered trademarks of Business Objects in the United States and/or other countries. All other names mentioned herein may be trademarks of their respective owners.